Exhibit 99.2

Contact:	Brett S. Perryman
Affiliated Managers Group, Inc.
(617) 747-3300
ir@amg.com

AMG’s Board of Directors Authorizes Share Repurchase Program

Boston, MA, July 26, 2006 — Affiliated Managers Group, Inc. (NYSE:AMG), an asset management holding company, reported that its Board of Directors authorized a share repurchase program pursuant to which AMG may repurchase up to five percent of the Company’s issued and outstanding shares of common stock.  This program is in addition to prior repurchase programs.  The purchases will be effected in open market or privately negotiated transactions, with the timing of purchases and the amount of stock purchased determined at the discretion of AMG’s management.

“We remain focused on the successful execution of our growth strategy, generating strong earnings through the organic growth of our Affiliates, as well as making accretive investments in additional high quality, mid-sized investment management firms,” said Sean M. Healey, AMG’s President and Chief Executive Officer.  “In addition, AMG is committed to maximizing returns for our shareholders through the disciplined allocation of the strong cash flow generated by our business, including our long-standing practice of opportunistically repurchasing our shares, as appropriate.”

AMG is an asset management company with equity investments in a diverse group of mid-sized investment management firms. AMG’s affiliated investment management firms managed approximately $202 billion in assets at June 30, 2006.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, the investment performance of our Affiliates and their ability to effectively market their investment strategies, and other risks detailed from time to time in AMG’s filings with the Securities and Exchange Commission. Reference is hereby made to the “Cautionary Statements” set forth in the Company’s Form 10-K for the year ended December 31, 2005.

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For more information on Affiliated Managers Group, Inc.,
please visit AMG’s Web site at www.amg.com.